Exhibit 5.1

Global Blue Group Holding AG

Zürichstrasse 38

CH-8306 Bruettisellen

Switzerland

June 17, 2020

PHH/UVS/gap

36165689v1

Global Blue Group Holding AG – Registration Statement on Form F-4 (File No. 333-236581)

Ladies and Gentlemen

We, Niederer Kraft Frey Ltd., have acted as special Swiss counsel to Global Blue Group Holding AG, a Swiss corporation (the Company), in connection with the Registration Statement on Form F-4 (File No. 333-236581), as amended (the Registration Statement), initially filed with the Securities and Exchange Commission (the Commission) on February 24, 2020 under the Securities Act of 1933, as amended (the Act), relating to the registration with the Commission of registered shares, nominal value CHF 0.01 each, of the Company (each a Share and together the Shares). Upon their registration in the competent Commercial Register in Switzerland, the Shares to be registered pursuant to the Registration Statement (the Registered Shares) will be issued to the holders of Far Point Acquisition Corporation (FPAC) Class A and Class B common stock (FPAC Shareholders), except for certain excluded shares as specified in the Agreement (as defined below), in connection with the merger of Global Blue US Merger Sub Inc. (US Merger Sub) with and into FPAC (the Merger) in accordance with and subject to the terms and conditions of the Agreement and Plan of Merger among SL Globetrotter, L.P., a Cayman Islands exempted limited partnership (Globetrotter), the Company, Global Blue US Holdco LLC (US Holdco), US Merger Sub, Global Blue Holding L.P., a Cayman Islands exempted limited partnership (Cayman Holdings), certain individuals mentioned therein (the Managers), FPAC, Thomas W. Farley (solely in his capacity as the FPAC Shareholders’ Representative), Far Point LLC (the Founder) and Mr. Jacques Stern (solely in his capacity as representative of the Managers) dated as of January 16, 2020, (the Agreement). An exchange agent (the Exchange Agent ) will be acting in its own name but on behalf and for the account of the FPAC Shareholders entitled to receive New Shares (as defined below) as consideration pursuant to the Agreement against contribution in kind of its interest and shareholding in US Holdco (the US Holdco Contribution Interest).

Additionally, upon their registration in the competent Commercial Register in Switzerland, Shares (the Non-Registered Shares and collectively with the Registered Shares, the New Shares) will be issued to:

a.

Globetrotter, Cayman Holdings and the Managers against contribution in kind of registered shares of CHF 0.01 nominal value each of Global Blue Group AG, Switzerland, (the Globetrotter Contribution Shares, the Cayman Holding Contribution Shares and the Managers Contribution Shares) in accordance with and subject to the terms and conditions of the Agreement.

b.

Antfin (Hong Kong) Holding Limited (Ant) and Third Point Offshore Master Fund L.P., Third Point Ultra Master Fund L.P., Third Point Partners Qualified L.P., Third Point Partners L.P. and Third Point Enhanced L.P., respectively (the TP Funds and collectively with Ant, the Secondary PIPE Investors and each a Secondary PIPE Investor) against contribution in kind of registered shares of CHF 0.01 nominal value each of Global Blue Group AG, Switzerland (the Secondary PIPE Investors Contribution Shares) in accordance with and subject to the terms and conditions of certain purchase and contribution agreements dated among the Company, Globetrotter and Ant dated January 15, 2020, among the Company, FPAC, Cayman Holdings and each of the TP Funds dated January 16, 2020, and among the Company, FPAC, Globetrotter and each of the TP Funds dated January 16, 2020 (collectively, the Purchase and Contribution Agreements);

c.

to certain investors (each a Primary PIPE Investor) against payment of a subscription price in cash in accordance with and subject to the terms and conditions of certain share subscription agreements among the Company, FPAC and each of the Primary PIPE investors (the Share Subscription Agreements); and

d.

the Founder against contribution in kind of certain shares of FPAC Class B common stock (the Excluded Founder Contribution Shares) in accordance with and subject to the terms and conditions of the Agreement.

As such counsel, we have been requested to render an opinion as to certain Swiss legal matters relating to the Registered Shares.

1.	Basis of Opinion

This opinion is confined to and given on the basis of the laws of Switzerland in force at the date hereof. Such laws and the interpretation thereof are subject to change. In the absence of explicit statutory law, we base our opinion solely on our independent professional judgment. This opinion is also confined to the matters stated herein and the Documents (as defined below), and is not to be read as extending, by implication or otherwise, to any agreement or document referred to in any of the Documents (as defined below) (including in the case of the Registration Statement, any document incorporated by reference therein or exhibit thereto) or any other matter.

For purposes of this opinion we have not conducted any due diligence or similar investigation as to factual circumstances, which are or may be referred to in the Documents (as defined below), and we express no opinion as to the accuracy of representations and warranties of facts set out in the Documents (as defined below) or the factual background assumed therein.

For purposes of giving this opinion, we have only examined originals or copies of the following documents available to us (collectively the Documents):

i.	an electronic copy of the executed Agreement, filed as Appendix A to the Registration Statement;

ii.

the Registration Statement, as filed with the Commission on February 24, 2020, constituting inter alia a prospectus of the Company for purposes of the Act with respect to the Registered Shares to be issued to FPAC Shareholders;

iii.	a certified copy of the articles of association of the Company, in their version dated December 9, 2019 (the Articles), certified as of June 17, 2020;

iv.	an electronic copy of an excerpt from the Commercial Register of the Canton of Zurich (the Commercial Register) for the Company, dated June 17, 2020; and

v.

an electronic copy of the minutes of the meeting of the Board of Directors of the Company, dated January 13, 2020, regarding, among other things, the authorization and approval of the Agreement and the actions to be taken in connection therewith.

No documents have been reviewed by us in connection with this opinion other than the Documents. Accordingly, we shall limit our opinion to the Documents and their legal implications under Swiss law.

In this opinion, Swiss legal concepts are expressed in English terms and not in their original language. These concepts may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. With respect to Documents governed by laws other than the laws of Switzerland, for purposes of this opinion we have relied on the plain meaning of the words and expressions contained therein without regard to any import they may have under the relevant governing law.

2.	Assumptions

In rendering the opinion below, we have assumed the following:

a.

all documents produced to us as originals are authentic and complete, and all documents produced to us as copies (including, without limitation, fax and electronic copies) are accurate and conform to the original;

b.

all documents produced to us as originals and the originals of all documents produced to us as copies were duly executed and certified, as applicable, by the individuals purported to have executed or certified, as the case may be, such documents;

c.	no laws other than those of Switzerland will affect any of the conclusions stated in this opinion;

d.

the Agreement, each of the Purchase and Contribution Agreements and each of the Share Subscription Agreements are valid, binding and enforceable under their respective governing law and will have been completed concurrently with the registration of the Registered Shares in the competent Commercial Register in Switzerland;

e.

a duly convened extraordinary general meeting of Global Blue Group AG will have validly resolved to convert its share capital currently consisting of bearer shares of CHF 0.01 nominal value each into registered shares of CHF 0.01 nominal value each and to amend the articles of association and such conversion and amendment of the articles of association will have been validly registered into the competent Commercial Register; a duly convened extraordinary general meeting of the Company will have validly resolved to adopt the Articles enclosed as Exhibit 3.2 to the Registration Statement and such amendment will have been validly registered into the competent Commercial Register;

f.

a duly convened extraordinary general meeting of the Company (the EGM) will have validly resolved to, inter alia, increase the share capital of the Company by way of issue of the New Shares to Globetrotter, Cayman Holdings, the Managers, the Secondary PIPE Investors, the Primary PIPE Investors, the Founder and the Exchange Agent (acting in its name for the account of the shareholders of FPAC) (the Capital Increase);

g.

following the EGM, each of Globetrotter, Cayman Holdings, the Managers, the Secondary PIPE Investors, the Primary PIPE Investors, the Founder and the Exchange Agent (acting in its name for the account of the shareholders of FPAC) will have validly subscribed for the New Shares to be issued to it in accordance with Swiss law and the Articles then effect at a subscription price of CHF 0.01 per New Share;

h.

the Company and each of Globetrotter, Cayman Holdings, the Managers the Secondary PIPE Investors, the Founder and the Exchange Agent will have entered (or caused authorized signatories to enter) into valid and binding contribution in kind agreements regarding the transfer and assignment of the Contributions (as defined below) in accordance with Swiss law and the Articles then in effect;

i.

the Exchange Agent (acting in its name for the account of the FPAC shareholders) will have become owner of the US Holdco Contribution Interest upon the Merger having been declared effective in accordance with applicable law;

j.

each of Globetrotter, Cayman Holdings, the Managers and the Secondary PIPE Investors will have paid the subscription price of the respective New Shares by effecting valid assignment and transfer of title to and unrestricted ownership of the Globetrotter Contribution Shares, the Cayman Holding Contribution Shares, the Manager Contribution Shares and the Secondary PIPE Investors Contribution Shares, respectively, to the Company in accordance with Swiss law and the board of directors of Global Blue Group AG will have approved their transfer and registered (or caused the registration of) the Company as their new shareholder in the share register of Global Blue Group AG; each of the Founder and the Exchange Agent (acting in its name and for the account of the shareholders of FPAC) will have paid the subscription price of their respective New Shares by effecting valid assignment and transfer of ownership of and title to the Excluded Founder Contribution Shares and the US Holdco Contribution Interest, respectively, to the Company as new and unrestricted owner and shareholder in accordance with applicable law and all documents, corporate actions and deeds required to effect such transfer; each of the Primary PIPE Investors will have paid their respective subscription price in cash in compliance with Swiss law (the Globetrotter Contribution Shares, Cayman Holding Contribution Shares, the Manager Contribution Shares, the Secondary PIPE Contribution Shares, the Founder Contribution Shares and the US Holdco Contribution Interest collectively referred to as the Contributions);

k.

the board of directors of the Company will have established and validly resolved to approve the report (the Board Report) pursuant to Article 652e of the Swiss Code of Obligations (CO) regarding, among other things, the nature and condition of the Contributions and the appropriateness of the valuation thereof; and the Company’s statutory auditor will have issued its written confirmation pursuant to Article 652f CO that the Board Report is complete and accurate;

l.

the board of directors of the Company will have made all determinations and ascertainments and adopted respective resolutions on amendments to the Articles, including the necessary ascertainments regarding the issuance of the New Shares and resolutions on the respective amendments to the Articles (Feststellungs- und Statutenänderungsbeschluss);

m.

the board of directors of the Company will have filed the Capital Increase together will all documentation required by Swiss law with the competent Commercial Register and the Commercial Register will have approved and registered in the Commercial Register the Capital Increase and the issue of the New Shares; and

n.	the Registered Shares will be held by The Depository Trust Company (or its nominee) as shareholder of record following their issuance.

3.	Opinion

Based upon the foregoing, in reliance thereon, and subject to the limitations and assumptions referred to above (2.) and the qualifications set out below (4.), we are of the following opinion:

1.	The Company is a corporation (Aktiengesellschaft) validly existing under the laws of Switzerland.

2.

The Registered Shares, if and when issued by the Company pursuant to and in the manner described in the Registration Statement, in accordance with Swiss law and the Articles, and registered in the competent Commercial Register in Switzerland will be validly issued, fully paid as to their nominal value and non-assessable (i.e., no further contributions in respect thereof will be required to be made to the Company by the holders thereof, by the sole reason of their being a holder of Registered Shares).

4.	Qualifications

The above opinions are subject to the following qualifications:

a.

The opinions set out above are subject to applicable bankruptcy, insolvency, reorganization, liquidation, moratorium, civil procedure and other similar laws and regulations as applicable to creditors, debtors, claimants and defendants generally as well as principles of equity (good faith) and the absence of a misuse of rights.

b.	Our opinions set out above are limited solely to the laws of Switzerland and we express no opinion herein concerning the laws of any other jurisdiction.

c.

We express no opinion as to any commercial, accounting, calculating, auditing or other non-legal matter as well as to the completeness or accuracy of the information contained in the Registration Statement. We express no opinion as to tax matters.

d.

The exercise of voting rights and rights related thereto with respect to any Shares is only permissible after registration in the Company’s share register as a shareholder with voting rights in accordance with the provisions of, and subject to the limitations provided in, the Articles.

e.

We express no opinion as regards compliance with Swiss law and the Articles of the withdrawal of the preferential subscription rights (Bezugsrechte) of the Company’s shareholder in connection with the issuance of the Registered Shares.

f.

The resolutions of the Company’s general meetings (including the EGM) may be challenged by shareholders in court or otherwise. Therefore, notwithstanding registration of the Registered Shares with the competent Commercial Register, any shareholder may challenge the resolutions taken by the general meeting of the shareholders’ of the Company on which such registration of the Registered Shares with the competent commercial register may be based.

g.	We express no opinion on the issue of the Non-Registered Shares to be issued to Globetrotter, Cayman Holdings, the Managers, the Secondary PIPE Investors and the Primary PIPE Investors.

* * *

We have rendered this opinion as of the date hereof and we assume no obligation to advise you on changes relevant to this opinion that may thereafter be brought to our attention.

This legal opinion is addressed to the Company. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required pursuant to Section 7 of the Act. This legal opinion is strictly limited to the matters stated in it and does not apply by implication to other matters.

This legal opinion is furnished by us, as special Swiss legal counsel to the Company, in connection with the filing of the Registration Statement. Without our prior consent, it may not be used by, copied by, circulated by, quoted by, referred to, or disclosed to any party or for any purpose, except for such filing or in connection with any reliance by investors on such filing pursuant to US securities laws.

Any reliance on this opinion is limited to the legal situation existing at the date of this legal opinion letter, and we shall be under no obligation to advise you on or to amend this legal opinion letter to reflect any change in circumstances or applicable laws or regulations for any period after the date of issuance of this legal opinion letter.

This opinion shall be governed by and construed in accordance with the laws of Switzerland. It may only be relied upon on the express condition that any issues of interpretation arising hereunder will be governed by the laws of Switzerland.

Sincerely yours,

/s/ Niederer Kraft Frey Ltd.

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